Exhibit 99.1

FOR IMMEDIATE RELEASE —	Contacts:
May 2, 2011	Media:
Kathy A. Schoettlin — (812) 465-7269
Executive Vice President — Communications
Financial Community:
Lynell J. Walton — (812) 464-1366
Senior Vice President — Investor Relations
Old National’s strong 1st quarter results
exceed analysts’ estimates
1st Quarter Highlights:
•	Quarterly net income increases 63.2% over 1st quarter 2010

•	Net interest margin continues climb to 3.62%

•	Quarterly net charge-offs lowest level since 1st quarter 2004

•	Completion of Monroe Bancorp acquisition

•	Board of directors declares cash dividend of $.07 per common share
Evansville, Ind. (May 2, 2011) — Old National Bancorp (NYSE: ONB) today reported 1st quarter 2011 net income of $16.4 million, or $.17 per share, which exceeded analysts’ consensus estimates for the quarter. These results outpace the net income of $5.7 million, or $.07 per share, reported in 4th quarter 2010. They also represent a 63.2% increase over Old National’s 1st quarter 2010 net income of $10.1 million, or $.12 per share.
“We are extremely pleased and encouraged by these strong results,” said Bob Jones, Old National Bancorp President and CEO. “The fact that we increased our net income by more than 63% over 1st quarter 2010 while improving our net interest margin and dramatically reducing net charge-offs — all while completing the acquisition of Monroe Bancorp — demonstrates that Old National remains well-positioned for continued success.
“We are also excited about our pending acquisition of the Wealth Management and Trust division of Integra Bank,” continued Jones. “Our team of Wealth Management and Trust experts has already begun serving these new clients, and we look forward to the opportunity to build upon these relationships.”
Old National Bancorp’s Board of Directors declared a common stock dividend of $.07 per share on the Company’s outstanding shares. This dividend is payable June 15, 2011, to shareholders of record on June 1, 2011. For purposes of broker trading, the ex-date of the cash dividend is May 27, 2011.
About the Monroe Bancorp acquisition
On January 1, 2011, Old National Bancorp completed its merger with Monroe Bancorp of Bloomington, Indiana. Based on the closing price of $11.89 per share of Old National common stock on December 31, 2010, the transaction was valued at approximately $90.1 million. The acquisition added $574.0 million of core deposits and $419.4 million of loans to Old National’s 1st quarter balances.
The merger of Monroe Bank, Monroe Bancorp’s banking subsidiary, into Old National Bank, the banking subsidiary of Old National Bancorp, was also completed on January 1, 2011. Old National will operate the newly acquired branches under the Monroe Bank trade name until the systems conversion that is anticipated to occur in May 2011.

Committed to our Strategic Imperatives
Old National continues to be guided by three unwavering strategic imperatives:
1.	Strengthen the risk profile.

2.	Enhance management discipline.

3.	Achieve consistent quality earnings.
1. Strengthen the Risk Profile
Old National continued to demonstrate well-controlled credit metrics during the 1st quarter, led by a quarterly net charge-off ratio of .27%. This compares very favorably to the 4th quarter 2010 net charge-off ratio of .74%, and it represents Old National’s lowest net charge-off ratio since 1st quarter 2004.
Provision expense for the 1st quarter — at $3.3 million — was also significantly improved from the $7.1 million recorded in 4th quarter 2010. Old National continued to cover charge-offs for the quarter with $2.9 million in net charge-offs exceeded by $3.3 million in recorded provision.
Old National’s allowance for loan losses at March 31, 2011, was $72.7 million, or 1.74% of total loans, compared to an allowance of $72.3 million, or 1.93% of total loans at December 31, 2010, and $72.1 million, or 1.94% of total loans, at March 31, 2010. The coverage of allowance to non-performing loans decreased to 60% at March 31, 2011, compared to 102% at December 31, 2010. While an element of this decline was due to an increase in legacy portfolio non-performing loans, a significant contributing factor was the addition of the Monroe Bancorp loan portfolio which, in accordance with accounting for business combinations, was recorded at fair value with no allowance brought forward on these acquired loans.
“The decrease in our ratio of allowance to non-performing loans was significantly impacted by the addition of loans acquired at fair market value as part of our Monroe partnership,” said Chief Credit Officer Daryl Moore. “This was an anticipated result of our Monroe acquisition.”

($ in millions)	2009	2010	2Q10	3Q10	4Q10	1Q11	1Q11**
Non-Performing Loans	$67.0	$70.9	$68.9	$69.8	$70.9	$121.4	$82.4
Problem Loans*	$157.1	$174.3	$157.7	$170.9	$174.3	$223.4	$165.3
Special Mention Loans	$103.5	$84.0	$100.7	$75.0	$84.0	$115.8	$94.6
Net Charge-Off Ratio	1.40%	.75%	.90%	.66%	.74%	.27%	.30%
Provision for Loan Losses	$63.3	$30.8	$8.0	$6.4	$7.1	$3.3	$3.3

*	Includes Non-Performing loans

**	Excludes the effect of the Monroe acquisition
2. Enhance Management Discipline
Expense Management
For the 1st quarter, Old National reported total noninterest expenses of $79.9 million, which compared favorably to 4th quarter 2010 noninterest expenses of $83.3 million. Noninterest expenses for 1st quarter 2011 included $7.9 million of Monroe-related expenses — of which $3.5 million were integration and conversion charges. In addition, the quarter included severance expense of $.4 million and contribution to associate Health Savings accounts of $.5 million. The 4th quarter of 2010 noninterest expenses included $10.6 million of costs associated primarily with a discretionary bonus and expenses related to debt extinguishment.
“Our continued focus on improving our efficiency ratio led to a reduction in noninterest expenses of $3.4 million from the previous quarter,” said President and CEO Bob Jones. “While our FTE count did increase 127 in the current quarter, 177 FTE were added with the Monroe partnership, resulting in a decrease of 50 FTE in our legacy operations. The count associated with the Monroe partnership will decline by approximately 61 FTE upon completion of the systems conversion in the second quarter.”

Capital Management
Old National’s capital position remained well above industry requirements at March 31, 2011, with regulatory tier 1 and total risk-based capital ratios of 12.8% and 14.3%, respectively, compared to 13.6% and 14.8% at December 31, 2010, and 14.2% and 16.1% at March 31, 2010.
The ratio of tangible common equity to tangible assets was 9.12% at March 31, 2011, compared to 9.68% at December 31, 2010, and 8.62% at March 31, 2010. Refer to Table 1 for Non-GAAP reconciliations.
Chris Wolking, Chief Financial Officer, noted: “Old National’s capital ratios continue to be at levels far above those required for well capitalized institutions. Our strong capital position allows us to continue to give our clients comfort that their relationship is with a strong and stable community bank.”

	Well Capitalized	ONB at March 31, 2011
Tier 1 Risk-Based Capital Ratio	> 6%	12.8%
Total Risk-Based Capital Ratio	> 10%	14.3%
Tier 1 Leverage Capital Ratio	> 5%	8.4%
3. ACHIEVE CONSISTENT QUALITY EARNINGS
Balance Sheet and Net Interest Margin
Old National’s total loan portfolio increased $446.6 million for the quarter, with $4.194 billion at March 31, 2011, compared to $3.747 billion at December 31, 2010. $27.2 million of the increase resulted from organic loan growth within the company, while $419.4 million of the increase resulted from loans acquired from Monroe Bancorp. On average, total loans were $4.206 billion for 1st quarter 2011 compared to $3.736 billion for the 4th quarter of 2010.
Total investments, including money market accounts, were $2.982 billion at March 31, 2011, an increase of $207.1 million compared to $2.775 billion at December 31, 2010. Included in total investments at March 31, 2011, are $132.4 million from Monroe Bancorp. Average total investments were $2.913 billion for the 1st quarter compared to $2.863 billion in the 4th quarter. Securities gains for the 1st quarter (net of $.3 million of other-than-temporary impairment) totaled $1.2 million, compared to 4th quarter securities gains (net of $.6 million of other-than-temporary impairment) of $3.7 million.
Total core deposits, including demand and interest-bearing deposits, increased by $543.4 million in the 1st quarter to $5.986 billion at March 31, 2011, compared to $5.443 billion at December 31, 2010. The increase was attributable to the addition of $574.0 million of deposits from the acquisition of Monroe. Non-interest-bearing demand deposits increased to $1.421 billion at March 31, 2011, compared to $1.276 billion at December 31, 2010. This increase of $145.4 million included the addition of $128.4 million from the acquisition of Monroe, combined with $17.0 million of organic growth.
Old National reported net interest income of $61.4 million for 1st quarter 2011 compared to $54.0 million in 4th quarter 2010, and $55.1 million for 1st quarter 2010. Included in 1st quarter 2011 net interest income is $3.7 million associated with the Monroe acquisition and accretion of the purchase accounting marks. Net interest income on a fully taxable equivalent basis was $64.4 million for 1st quarter 2011 and represented a net interest margin on total average earning assets of 3.62%. This compares to net interest income on a fully taxable equivalent basis of $57.1 million and a margin of 3.46% in 4th quarter 2010 and net interest income on a fully taxable equivalent basis of $58.8 million and a margin of 3.33% for 1st quarter 2010. Refer to Tables A and B for Non-GAAP taxable equivalent reconciliations.

Fees, Service Charges and Other Revenue
Total fees, service charges and other revenue were $41.3 million for 1st quarter 2011 compared to $38.4 million in 4th quarter 2010 and $39.4 million in 1st quarter 2010. The Monroe acquisition contributed an additional $2.3 million on fees, service charges and other revenue during the quarter. The 1st quarter of 2011 contained $1.7 million in seasonal contingency revenue from the insurance business, compared to none in 4th quarter 2010 and $1.3 million in 1st quarter 2010.
About Old National
Old National Bancorp is the largest financial services holding company headquartered in Indiana and, with $8.1 billion in assets, ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns Old National Insurance which is one of the top 100 largest agencies in the US and the 10th largest bank-owned insurance agency. For more information and financial data, please visit Investor Relations at oldnational.com.
Conference Call
Old National will hold a conference call at 10:00 a.m. Central on Monday, May 2, 2011, to discuss first-quarter 2011 financial results, strategic developments, and the Company’s financial outlook. The live audio web cast of the call, along with the corresponding presentation slides, will be available on the Company’s Investor Relations web page at oldnational.com and will be archived there for 12 months. A replay of the call will also be available from Noon Central on May 2 through May 16. To access the replay, dial 1-800-642-1687, conference code 57914516.
Use of Non-GAAP Financial Measures
This earnings release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Old National’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this release or the Quarterly Financial Trends supplement to this earnings release, which can be found on the Investor Relations section of Old National’s website at oldnational.com.

Forward-Looking Statement
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, descriptions of Old National’s financial condition, results of operations, asset and credit quality trends and profitability and statements about the expected timing, completion, financial benefits and other effects of the proposed merger. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. These forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to; market, economic, operational, liquidity, credit and interest rate risks associated with Old National’s business, competition, government legislation and policies (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and its related regulations), ability of Old National to execute its business plan (including the integration of Monroe Bancorp and its subsidiaries into Old National), changes in the economy which could materially impact credit quality trends and the ability to generate loans and gather deposits, failure or circumvention of Old National’s internal controls, failure or disruption of our information systems, significant changes in accounting, tax or regulatory practices or requirements, new legal obligations or liabilities or unfavorable resolutions of litigations, other matters discussed in this press release and other factors identified in the Company’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date of this press release, and Old National undertakes no obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.
Table 1: Non-GAAP Reconciliation-Tangible Equity to Tangible Assets

(end of period balances — $ in millions)	March 31, 2011	December 31, 2010
Total Shareholders’ Equity	$984.0	$878.8
Deduct: Goodwill and Intangible Assets	(271.0)	(194.1)

Tangible Shareholders’ Equity	$713.0	$684.7

Total Assets	$8,085.3	$7,263.9
Add: Trust Overdrafts	.1	.5
Deduct: Goodwill and Intangible Assets	(271.0)	(194.1)

Tangible Assets	$7,814.4	$7,070.3

Tangible Equity to Tangible Assets	9.12%	9.68%

OLD NATIONAL BANCORP
Financial Highlights (Table A)

	Three-Months Ended
($ in thousands except per-share data)	March 31,	December 31,
(FTE) Fully taxable equivalent basis.	2011	2010	Change	% Change
Income Data:
Net Interest Income	$61,367	$53,977	$7,390	13.7%
Taxable Equivalent Adjustment	3,020	3,147	(127)	(4.0)
Net Interest Income (FTE)	64,387	57,124	7,263	12.7
Fees, Service Charges and Other Revenues	41,289	38,386	2,903	7.6
Securities Gains (Losses) (a)	1,200	3,713	(2,513)	(67.7)
Derivative Gains (Losses)	332	106	226	N/M
Total Revenue (FTE)	107,208	99,329	7,879	7.9
Provision for Loan Losses	3,312	7,100	(3,788)	(53.4)
Noninterest Expense	79,925	83,272	(3,347)	(4.0)
Income before Taxes	23,971	8,957	15,014	N/M
Provision for Taxes (FTE)	7,538	3,231	4,307	N/M
Net Income	16,433	5,726	10,707	N/M

Per Common Share Data: (Diluted) (b)
Net Income Attributable to Common Shareholders	.17	.07	.10	N/M
Average Diluted Shares Outstanding	94,670	87,005	7,665	8.8
Book Value	10.39	10.08	.31	3.1
Stock Price	10.72	11.89	(1.17)	(9.8)

Performance Ratios:
Return on Average Assets	.82%	.31%	.51%	N/M
Return on Average Common Equity (c)	6.78	2.57	4.21	N/M
Net Interest Margin (FTE)	3.62	3.46	.16	4.6
Other Expense to Revenue (Efficiency Ratio)	74.55	83.83	(9.28)	(11.1)
Net Charge-offs to Average Loans (d)	.27	.74	(.47)	(63.5)
Reserve for Loan Losses to Ending Loans	1.74	1.93	(.19)	(9.8)
Non-Performing Loans to Ending Loans (d)	2.90	1.90	1.00	52.6

Balance Sheet:
Average Assets	$8,038,362	$7,358,692	$679,670	9.2
End of Period Balances:
Assets	8,085,310	7,263,892	821,418	11.3
Investments	2,696,689	2,630,369	66,320	2.5
Money Market Investments (e)	285,030	144,184	140,846	97.7
Commercial Loans and Leases	1,274,312	1,211,399	62,913	5.2
Commercial Real Estate Loans	1,218,415	942,395	276,020	29.3
Consumer Loans	918,265	924,952	(6,687)	(.7)
Residential Real Estate Loans	779,764	664,705	115,059	17.3
Residential Real Estate Loans Held for Sale	3,144	3,819	(675)	(17.7)
Earning Assets	7,175,619	6,521,823	653,796	10.0
Core Deposits (Excluding Brokered CDs)	5,986,144	5,442,677	543,467	10.0
Borrowed Funds (Including Brokered CDs)	887,610	740,391	147,219	19.9
Common Shareholders’ Equity	984,015	878,805	105,210	12.0

(a)		Includes $299 and $619, respectively, for other-than-temporary impairment in first quarter 2011 and fourth quarter 2010.

(b)		Assumes conversion of stock options, restricted stock and warrants.

(c)		Based on average common shareholders’ equity of $969,465 and $889,762, respectively, for March 31, 2011 and December 31, 2010.

(d)		Excludes residential loans held for sale and finance leases held for sale.

(e)		Includes money market investments and Federal Reserve interest earning accounts.

N/M	=	Not meaningful.

OLD NATIONAL BANCORP
Financial Highlights (Table B)

($ in thousands except per-share data)	Three-Months Ended March 31
(FTE) Fully taxable equivalent basis.	2011	2010	Change	% Change
Income Data:
Net Interest Income	$61,367	$55,117	$6,250	11.3%
Taxable Equivalent Adjustment	3,020	3,711	(691)	(18.6)
Net Interest Income (FTE)	64,387	58,828	5,559	9.4
Fees, Service Charges and Other Revenues	41,289	39,373	1,916	4.9
Securities Gains (Losses) (a)	1,200	2,998	(1,798)	(60.0)
Derivative Gains (Losses)	332	621	(289)	(46.5)
Total Revenue (FTE)	107,208	101,820	5,388	5.3
Provision for Loan Losses	3,312	9,281	(5,969)	(64.3)
Noninterest Expense	79,925	77,060	2,865	3.7
Income before Taxes	23,971	15,479	8,492	54.9
Provision for Taxes (FTE)	7,538	5,410	2,128	39.3
Net Income	16,433	10,069	6,364	63.2

Per Common Share Data: (Diluted) (b)
Net Income (Loss) Attributable to Common Shareholders	.17	.12	.05	41.7
Average Diluted Shares Outstanding	94,670	86,797	7,873	9.1
Book Value	10.39	9.82	.57	5.8
Stock Price	10.72	11.95	(1.23)	(10.3)

Performance Ratios:
Return on Average Assets	.82%	.51%	.31%	60.8
Return on Average Common Equity (c)	6.78	4.74	2.04	43.0
Net Interest Margin (FTE)	3.62	3.33	.29	8.7
Other Expense to Revenue (Efficiency Ratio)	74.55	75.68	(1.13)	(1.5)
Net Charge-offs to Average Loans (d)	.27	.72	(.45)	(62.5)
Reserve for Loan Losses to Ending Loans	1.74	1.94	(.20)	(10.3)
Non-Performing Loans to Ending Loans (d)	2.90	1.83	1.07	58.5

Balance Sheet:
Average Assets	$8,038,362	$7,849,950	$188,412	2.4
End of Period Balances:
Assets	8,085,310	7,818,250	267,060	3.4
Investments	2,696,689	3,006,152	(309,463)	(10.3)
Money Market Investments (e)	285,030	258,385	26,645	10.3
Commercial Loans and Leases	1,274,312	1,225,999	48,313	3.9
Finance Leases Held for Sale	—	52,225	(52,225)	(100.0)
Commercial Real Estate Loans	1,218,415	1,041,449	176,966	17.0
Consumer Loans	918,265	1,044,488	126,223	(12.1)
Residential Real Estate Loans	779,764	403,007	376,757	93.5
Residential Real Estate Loans Held for Sale	3,144	4,009	(865)	(21.6)
Earning Assets	7,175,619	7,035,714	139,905	2.0
Core Deposits (Excluding Brokered CDs)	5,986,144	5,621,545	364,599	6.5
Borrowed Funds (Including Brokered CDs)	887,610	1,128,313	(240,703)	(21.3)
Common Shareholders’ Equity	984,015	855,520	128,495	15.0

(a)		Includes $299 and $505, respectively, for other-than-temporary impairment in first quarter 2011 and first quarter 2010.

(b)		Assumes conversion of stock options, restricted stock and warrants.

(c)		Based on average common shareholders’ equity of $969,465 and $848,939, respectively, for 2011 and 2010.

(d)		Excludes residential loans held for sale and finance leases held for sale.

(e)		Includes money market investments and Federal Reserve interest earning accounts.

N/M	=	Not meaningful.